EXHIBIT 99.1
Press Release Issued by Two Rivers Water & Farming Company on March 20, 2014

Two Rivers Doubles Revenues
Cuts Expenses by 55%

DENVER – March 20, 2014 - Two Rivers Water & Farming Company (OTCQB: TURV, “Two Rivers”) (www.2riverswater.com) reported a doubling of revenues, year-over-year from 2012 to 2013.  In the same periods, total operating expenses decreased over 55%, from $7.8 million to $3.5 million.

Two Rivers generated farm revenues in excess of $2.0 million in 2013, more than doubling from $979,000 in 2012.  In 2013, Two Rivers farmed a total of 1,385 gross acres, of which 868 gross acres (820 net acres) were planted and 517 acres received federal crop insurance due to drought conditions.  A total of 690 of the 1,385 gross acres were irrigated.  The crop production consisted of cabbage; pumpkins and squash grown for human consumption; as well as feed crops, such as alfalfa, corn, oats and sorghum, planted as part of its crop rotation practice.  Produce marketing operations package and ship produce for its farms and for a network of farmers who grow crops for Two Rivers, and to date, Two Rivers has sold fruits and vegetables principally to national accounts through its wholly owned subsidiary Dionisio Farms & Produce.

John McKowen, CEO of Two Rivers, stated, “We’ve developed a business model that is different from first generation western water business models.  Unlike first generation water businesses in the southwestern United States, we reinvigorate agriculture communities rather than trying to dry them up in order to move water to water short municipalities.”

In its recently filed annual report, Two Rivers gives an overview of its business model, stating that currently, there is a significant arbitrage between the value of irrigation water and municipal water in the semi-arid regions of the southwestern United States.  The arbitrage is amplified by a predicted water supply shortage for municipalities in the near future.  The arbitrage results in a 5-10 fold increase in the price of municipal water over irrigation water.  First generation western water business models attempted to capture the arbitrage by “buying and drying” irrigated farmland in order to sell the irrigation water to municipalities.  The practice fallowed some of the most productive irrigated farmland and decimated entire agricultural communities.

The buy and dry model failed to generate any significant revenues and earnings for investors as political and legal challenges developed.  The buy and dry model became politically, economically and legally untenable.  In the late 19th century, 85% of all water rights were granted to and are still primarily held by agriculture interests.  Since then, populations have increased and people have moved from the farm to the city.  This has resulted in a water shortage for municipalities, for which there must be a solution.  Two Rivers has developed a more viable and sustainable solution than the buy and dry practices of the past.

Two Rivers business model reinvigorates, rather than decimates, agricultural communities and provides excess water to municipalities through market forces.  Two Rivers’ core business converts irrigated farmland, which is marginally profitable growing low value feed crops, into highly profitable irrigated farmland growing high yield, high value, fruit and vegetable crops.   Fruit and vegetable crops generate six times the revenue of feed crops with better margins.

As a result of Two Rivers’ higher revenue and better margins, it can afford to and is willing to pay a higher price for water.  As the price of water increases, so does the supply.  Farmers receive more for their crops and water.  Municipal consumers pay more for excess water and make better water choices.  The water arbitrage shrinks.  Water supply and demand reaches equilibrium.  Market action, between satisfied buyers and sellers from both the agricultural and municipal communities, rather than insurmountable political and legal processes, is the driving force of Two Rivers business.

Two Rivers’ financial returns far outpace the revenues and margins generated by first generation western water business models.  In the agricultural communities where it operates, Two Rivers creates new and better paying jobs for farming, marketing, handling and processing vegetables.  In the municipal communities, Two Rivers provide wholesale water not necessary for our core business, agriculture.  Two Rivers concentrates acquisitions on water rights and infrastructure that are, in part, owned by municipalities, thereby letting the municipalities do the heavy legal and political lifting necessary to obtain excess water.

In 2009, Two Rivers began acquiring and developing irrigated farmland and associated water rights and infrastructure.  As of December 31, 2013, it owned 7,465 gross acres.  Gross acres owned increased from 5,211 gross acres at December 31, 2012 and 4,600 gross acres at December 31, 2011.  Two Rivers will seek to expand its holdings by strategically acquiring or leasing irrigable farmland in the Arkansas River Basin.  Two Rivers intends to develop and bring into production more of its currently held gross acres as it acquires additional water rights.  Two Rivers also expects to increase the variety of crops produced as it expands farming operations through acreage it manages and through its network of growers.

About Two Rivers:

Two Rivers has developed and operates a new farming and water business model suitable for arid regions in the Southwestern United States whereby the Company synergistically integrates high value fruit and vegetable farming and wholesale water distribution into one company.  Two Rivers business model reinvigorates, rather than decimates, agricultural communities and provides excess water to municipalities through market forces.  Two Rivers’ core business converts irrigated farmland, which is marginally profitable growing low value feed crops, into highly profitable irrigated farmland growing high yield, high value, fruit and vegetable crops.   Fruit and vegetable crops generate six times the revenue of feed crops with better margins. The Company’s initial area of focus is in the Arkansas River basin and its tributaries on the southern Front Range of Colorado.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance Two Rivers will be able to raise additional capital, that it will be able to increase the scale of its business, or that its existing resources will be sufficient to meet all of its cash needs.  These forward-looking statements are made as of the date of this news release, and Two Rivers assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:
Wayne Harding
Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com